Exhibit 99.1

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, Inc., (425) 487-9500, Ext. 255

SONUS PHARMACEUTICALS REVIEWS KEY ACHIEVEMENTS IN 2006 AND

 REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Company anticipates adjudicated data from Phase 3 pivotal trial of TOCOSOL® Paclitaxel in the third quarter of 2007

Quarterly conference call to be held today at 1:30 P.M. PT/4:30 P.M. ET

BOTHELL, WA—March 14, 2007—Sonus Pharmaceuticals, Inc., an oncology drug development company, (NASDAQ: SNUS) today highlighted its 2006 progress and reported financial results for the fourth quarter and year ended December 31, 2006.

At 4:30 P.M. ET today, management will host a conference call to review its 2006 performance and discuss key objectives for 2007.  The discussion will include an overview of the progress with the Company’s first two oncology product candidates, TOCOSOL Paclitaxel and TOCOSOL Camptothecin.

“2006 was another busy and productive year for Sonus,” said Michael A. Martino, President and CEO.  “A critical achievement was completing enrollment in the Phase 3 trial of TOCOSOL Paclitaxel.  In just over a year, we were able to enroll 821 women with metastatic breast cancer at over 100 clinical sites in 17 countries around the world, which represented a significant milestone for Sonus.  We were also pleased to move our second cancer drug, TOCOSOL Camptothecin, into Phase 1 clinical development.  Additionally, we completed a financing that greatly enhanced our balance sheet, finishing the year with $58 million, which provides the funds to aggressively pursue our strategic drug development activities.”

Mr. Martino continued, “With our achievements in 2006, we are positioned for a pivotal year in 2007.  Our primary objectives are to secure data from the Phase 3 trial of TOCOSOL Paclitaxel in the third quarter, and to support our partner with the compilation and submission of the New Drug Application as soon as possible after obtaining the Phase 3 data.  In addition, our goal is to advance TOCOSOL Camptothecin through the Phase 1 study and obtain data by year-end in order to make a decision about moving this candidate into Phase 2 development.  We are also excited about other promising opportunities in our pipeline, and another objective in 2007 is to move one of those drugs closer to an Investigational New Drug application and the start of a Phase 1 study.”

Fourth Quarter and 2006 Year-end Financial Results

For the fourth quarter of 2006, Sonus reported a net loss of $7.0 million, or $0.19 per share, compared with a net loss of $3.3 million, or $0.11 per share, in the fourth quarter of 2005.

For the year ended December 31, 2006, the Company reported a net loss of $23.6 million, or $0.68 per share, compared with a net loss of $21.1 million, or $0.88 per share in the same period of 2005.  The higher net loss for the year-to-date financial results primarily reflected a full year of spending on the Phase 3 trial of TOCOSOL Paclitaxel, as well as continued spending on manufacturing and clinical supplies of TOCOSOL Paclitaxel.

For the fourth quarter of 2006, Sonus recognized $5.9 million in revenue under its collaboration agreement with Bayer Schering, which includes $4.5 million from reimbursable expenses for work related to the development of TOCOSOL Paclitaxel and $1.4 million for amortization of the upfront license fee that the Company received under its agreement with Bayer Schering.  For full year 2006, Sonus recognized a total of $22.4 million in revenue, including $16.9 million from reimbursable expenses from Bayer Schering for the TOCOSOL Paclitaxel development program and $5.5 million for amortization of the upfront license fee.

Cash and investments totaled $58.3 million at December 31, 2006.  The Company expects that its 2007 net cash burn will be approximately $36 million.  With its current resources, Sonus has sufficient cash to operate through the second quarter of 2008.

Conference Call Information

The 2006 year-end conference call will be web cast live at 1:30 P.M. PT/4:30 P.M. ET on March 14 and can be accessed at www.sonuspharma.com/events.html.  An archive of the call will be available through the same link.  A telephone replay will be available from March 14, 4:30 P.M. PT/7:30 P.M. ET, for one week at 800-405-2236 or 303-590-3000 for international calls; Conference ID: 11085952.

About Sonus Pharmaceuticals, Inc.

Located near Seattle, Washington, Sonus Pharmaceuticals is focused on the development of cancer drugs that are designed to provide better efficacy, safety and tolerability, and are more convenient to use.  The Company’s lead product candidate, TOCOSOL Paclitaxel, is currently in a Phase 3 pivotal trial in metastatic breast cancer.  TOCOSOL Paclitaxel may have the ability to offer an easier to use and potentially safer and more effective alternative paclitaxel therapy for cancer patients.  In addition to the continuing development of TOCOSOL Paclitaxel, Sonus initiated the Phase 1 clinical program for its second cancer drug, TOCOSOL Camptothecin, in September 2006.  The Company’s objective with TOCOSOL Camptothecin is to provide a ready-to-use product that has enhanced efficacy and improved tolerability compared to the commercially available camptothecin analogs.  For additional information on Sonus, including past news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2005, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the Company will not be able to complete the Phase 3 clinical trial for TOCOSOL Paclitaxel; risks that clinical studies with TOCOSOL Paclitaxel will be delayed or will not be successful; risks that the FDA may not approve the TOCOSOL Paclitaxel New Drug Application; risks that the Phase 1 clinical trial for TOCOSOL Camptothecin will not be successful; risks of successful development of therapeutic drugs; and risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)

Collaboration revenue from Bayer Schering Pharma AG	$5,893	$8,254	$22,392	$8,254
Operating expenses:
Research and development	11,462	10,523	41,102	24,493
General and administrative	2,134	1,467	7,576	5,570
Total operating expenses	13,596	11,990	48,678	30,063
Operating loss	(7,703)	(3,736)	(26,286)	(21,809)
Other income, net	690	413	2,735	712
Net loss	$(7,013)	$(3,323)	$(23,551)	$(21,097)

Net loss per share:
Basic and Diluted	$(0.19)	$(0.11)	$(0.68)	$(0.88)

Shares used in calculation:
Basic and Diluted	36,811	29,546	34,730	24,027

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2006	2005

Assets:
Cash, cash equivalents and marketable securities	$58,278	$49,318
Accounts receivable from Bayer Schering Pharma AG	8,044	7,057
Other current assets	524	342
Property and equipment, net	1,186	1,006
Long-term receivable from Bayer Schering Pharma AG	—	87
Other assets	461	104
Total assets	$68,493	$57,914

Liabilities and stockholders’ equity:
Accounts payable	$898	$1,260
Accrued expenses	11,928	4,408
Accounts payable with Bayer Schering Pharma AG	1,473	—
Deferred revenue from Bayer Schering Pharma AG	11,087	16,633
Lease obligations	15	42
Other liabilities	50	307
Stockholders’ equity	43,042	35,264
Total liabilities and stockholders’ equity	$68,493	$57,914